EXHIBIT 10.3
FORM OF
EMPLOYEE MATTERS AGREEMENT
by and between
BENTLEY PHARMACEUTICALS, INC.
and
CPEX PHARMACEUTICALS, INC.
Dated as of [                    ], 2008

INDEX OF DEFINED TERMS

TERM	SECTION IN WHICH DEFINED
Agreement	Preamble
Bentley	Preamble
Bentley Welfare Plans	4.1(a)
CPEX	Preamble
CPEX 401(k) Plan	3.1(a)
CPEX Ratio	5.1(a)(ii)
CPEX Stock Plan	2.4
CPEX Welfare Plans	4.1(a)
Delaware Courts	9.11
Parties	Preamble
Post-Distribution Bentley Option	5.1(a)(i)
Post-Distribution Spanish Employee Option	5.1(b)(i)
Post-Distribution Spanish Employee Restricted Stock Unit	5.2(b)(i)
Pre-Distribution Bentley Option Price	5.1(a)(ii)
Separation Agreement	Recitals
Service Crediting Date	2.3(b)(i)
Spanish Employee Option	5.1(a)
Spanish Employee Restricted Stock Unit	5.2(a)
EMPLOYEE MATTERS AGREEMENT
     EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [                    ], 2008, by and between Bentley Pharmaceuticals, Inc., a Delaware corporation (“Bentley”), and CPEX Pharmaceuticals, Inc., a Delaware corporation (“CPEX”). Each of Bentley and CPEX is herein referred to as a “Party” and collectively, as the “Parties”.
RECITALS:
     WHEREAS, Bentley, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Bentley Business and (ii) the CPEX Business;
     WHEREAS, the Board of Directors of Bentley has determined that it is appropriate, desirable and in the best interests of Bentley and its stockholders to separate Bentley into two independent companies (the “Separation”), one for each of: (i) the Bentley Business, which shall continue to be owned and conducted, directly or indirectly, by Bentley, and (ii) the CPEX Business, which shall be owned and conducted, directly or indirectly, by CPEX;
     WHEREAS, to effect the Separation the Parties entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

     WHEREAS, pursuant to the Separation Agreement, Bentley and CPEX have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:
     “Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control/severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
     “Bentley Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the Bentley Group or any ERISA Affiliate thereof immediately following the Distribution Date.
     “Bentley Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, on the Distribution Date, is employed by or will be employed by Bentley or any member of the Bentley Group.
     “Bentley 401(k) Plan” shall mean the Bentley 401(k) Plan.
     “Bentley Liabilities” shall mean all liabilities of Bentley other than the CPEX Liabilities.
     “Bentley Option” shall mean an option to purchase shares of Bentley Common Stock granted pursuant to one of the Bentley Stock Plans.

     “Bentley Participant” shall mean any individual who, immediately following the Distribution Date, is a Bentley Employee, a Former Bentley Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
     “Bentley Restricted Stock Unit” shall mean a unit granted by Bentley or one of its Affiliates pursuant to one of the Bentley Stock Plans representing a general unsecured promise by Bentley or one of its Affiliates to deliver a share of Bentley Common Stock or dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than performance based vesting requirements).
     “Bentley Service Plans” shall mean, collectively, the Bentley 401(k) Plan and the severance and health and welfare benefit plans maintained by a member of the Bentley Group to the extent eligibility for or level of benefits thereunder is dependent upon length of service, including the Bentley vacation, health and welfare, sick leave, salary continuation and retiree medical, dental and life programs, if any.
     “Bentley Stock Plan” shall mean, collectively, the Bentley Pharmaceuticals, Inc. 1991 Stock Option Plan, Bentley Pharmaceuticals, Inc. 2001 Employee Stock Option Plan, Bentley Pharmaceuticals, Inc. 2001 Directors’ Stock Option Plan, and Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan.
     “COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder.
     “CPEX Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the CPEX Group or any ERISA Affiliate thereof immediately following the Distribution Date, including the CPEX 401(k) Plan and the CPEX Welfare Plans.
     “CPEX Employee” shall mean a person listed on Exhibit A to the Separation Agreement.
     “CPEX Option” shall mean an option to purchase shares of CPEX Common Stock as of the Distribution Date, which shall be issued pursuant to the CPEX Stock Plan as part of the adjustment to Bentley Options in connection with the Distribution.
     “CPEX Participant” shall mean any individual who, immediately following the Distribution Date, is a CPEX Employee, a Former CPEX Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
     “CPEX Restricted Stock Unit” shall mean a unit issued by CPEX or one of its Affiliates representing a general unsecured promise by CPEX or one of its Affiliates to deliver a share of CPEX Common Stock or dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a service based vesting requirement, which unit is issued pursuant to the CPEX Stock Plan as part of the adjustment to Bentley Restricted Stock Units in connection with the Distribution.

     “CPEX Service Plans” shall mean, collectively, the CPEX 401(k) Plan and the severance and health and welfare plans maintained by a member of the CPEX Group to the extent eligibility for or level of benefits thereunder is dependent upon length of service, including the CPEX vacation, health and welfare, sick leave, salary continuation and retiree medical, dental and life programs, if any.
     “CPEX Stock Plan” shall mean the CPEX 2008 Equity and Incentive Plan.
     “ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Former Bentley Employee” shall mean, as of the Distribution Date, any individual who, before the Distribution Date, terminated employment with Bentley or its predecessors or any member of the Bentley Group and is not listed on Exhibit A to the Separation Agreement, other than any Former CPEX Employee.
     “Former CPEX Employee” shall mean, as of the Distribution Date, any individual who, before the Distribution Date, terminated employment with Bentley or its predecessors or any member of the Bentley Group and whose principal services to the Bentley Group related to the CPEX Business.
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Initial CPEX Stock Price” shall mean, unless otherwise determined by the Compensation Committee of the Bentley Board of Directors in its sole discretion in order to effect an equitable adjustment of a Bentley Option in connection with the Distribution, the closing per share trading price of CPEX Common Stock on a when issued basis on the Distribution Date or, if none, the opening per share trading price of CPEX Common Stock on the first date following the Distribution Date on which there is trading.
     “Participating Company” shall mean Bentley or any Person (other than an individual) participating in a Bentley Benefit Plan.
     “Pre-Distribution Bentley Stock Price” shall mean the closing per share trading price of Bentley Common Stock on the day immediately preceding the Distribution Date.
     “Post-Distribution Bentley Stock Price” shall mean, unless otherwise determined by the Compensation Committee of the Bentley Board of Directors in its sole discretion in order to effect an equitable adjustment of a Bentley Option in connection with the Distribution, the closing per share trading price of Bentley Common Stock on an ex-distribution basis on the Distribution Date or, if none, the closing per share trading price of Bentley Common Stock on the Distribution Date

(or, if there is no trading on the Distribution Date, on the first following date on which there is trading).
     “Spanish Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, on the Distribution Date, is employed by or will be employed by Laboratorios Belmac, S.A., Laboratorios Rimafor, S.L., Laboratorios Davur, S.L. or Bentley A.P.I., S.L. or any former employee who immediately prior to his or her termination of employment was employed by such entities.
          Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
ARTICLE II
GENERAL PRINCIPLES
          Section 2.1 Assumption and Retention of Liabilities; Related Assets.
               (a) As of the Distribution Date, except as otherwise expressly provided in this Agreement, Bentley shall, or shall cause one or more members of the Bentley Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Bentley Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Bentley Employees, Former Bentley Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Bentley Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Bentley Group, and (iii) any other Liabilities or obligations expressly assigned to Bentley or any of its Affiliates (other than any member of the CPEX Group) under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the Bentley Group as provided for in this Section 2.1(a) or elsewhere in this Agreement are intended to be Bentley Liabilities.

               (b) As of the Distribution Date, except as otherwise expressly provided in this Agreement, CPEX shall, or shall cause one or more members of the CPEX Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all CPEX Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all CPEX Employees, Former CPEX Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Bentley Group or CPEX Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the CPEX Group, or in the case of Former CPEX Employees, the Bentley Group and (iii) any other Liabilities or obligations expressly assigned to CPEX or any of its Affiliates (other than any member of the Bentley Group) under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the CPEX Group as provided for in this Section 2.1(b) or elsewhere in this Agreement are intended to be CPEX Liabilities as such term is defined in the Separation Agreement.
               (c) From time to time after the Distribution Date, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such request for reimbursement must be made not later than the first anniversary of the Distribution Date.
               (d) Bentley shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Distribution Date except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Bentley will provide data and information (to the extent permitted by applicable Laws and consistent with Section 8.1) to CPEX, who will be responsible for making such filings in respect of CPEX Employees.
          Section 2.2 Participation in Bentley Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between or among the affected Parties, (i) effective as of the Distribution Date, CPEX and each member of the CPEX Group shall cease to be a Participating Company in any Bentley Benefit Plan, and (ii) each CPEX Participant and any other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the CPEX Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the CPEX Group), effective as of the Distribution Date, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Bentley Benefit Plan (except to the extent of obligations that accrued before the Distribution Date, including benefits that are not otherwise addressed herein), and CPEX and Bentley shall take all necessary action to effectuate each such cessation.
          Section 2.3 Service Recognition. CPEX shall give each CPEX Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any CPEX Benefit Plan, respectively, for such CPEX Participant’s service with any member of the Bentley Group prior to the Distribution Date to the same extent such service was recognized by the applicable Bentley Benefit Plans immediately prior to the Distribution Date; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.
          Section 2.4 Approval by Bentley As Sole Stockholder. Effective as of the Distribution Date, CPEX shall have adopted the CPEX Pharmaceuticals, Inc. 2008 Equity and Incentive Plan (the “CPEX Stock Plan”), which shall permit the issuance of long-term incentive awards that have material terms and conditions substantially similar to those long-term incentive awards issued under the relevant Bentley Stock Plans in respect of which CPEX long-term incentive awards will be issued in connection with the Distribution. The CPEX Stock Plan shall be approved prior to the Distribution Date by Bentley as the sole stockholder of CPEX.
ARTICLE III
QUALIFIED DEFINED CONTRIBUTION PLAN
          Section 3.1 CPEX 401(k) Plan.
               (a) Establishment of the CPEX 401(k) Plan. Effective as of the Distribution Date, CPEX shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust for the benefit of CPEX Participants (the “CPEX 401(k) Plan”). CPEX shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the CPEX 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from Federal income tax under Section 501(a) of the Code. CPEX (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the CPEX 401(k) Plan.
               (b) Transfer of Savings Plan Assets. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Bentley and CPEX), Bentley shall cause the accounts (including any outstanding loan balances) in the Bentley 401(k) Plan attributable to CPEX Participants and all of the Assets in the Bentley 401(k) Plan related thereto, to be transferred to the CPEX 401(k) Plan and CPEX shall cause the CPEX 401(k) Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the Bentley 401(k) Plan relating to the accounts of CPEX Participants (to the extent the Assets related to those accounts are actually transferred from the Bentley 401(k) Plan to the CPEX 401(k) Plan). Any transfer of Assets pursuant to this Section 3.1(b) shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

               (c) Continuation of Elections. As of the Distribution Date, CPEX (acting directly or through its Affiliates) shall cause the CPEX 401(k) Plan to recognize and maintain all Bentley 401(k) Plan and CPEX 401(k) Plan elections, including, but not limited to, deferral, investment, and payment form elections, dividend elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to CPEX Participants, to the extent such election or designation is available under the CPEX 401(k) Plan.
               (d) Form 5310-A. No later than thirty (30) days prior to the date of any transfer of Assets and Liabilities pursuant to Section 3.1(b), Bentley and CPEX (each acting directly or through their respective Affiliates) shall, to the extent necessary, file Internal Revenue Service Form 5310-A regarding the transfer of Assets and Liabilities from the Bentley 401(k) Plan to the CPEX 401(k) Plan as described in this Section 3.1.
               (e) Contributions as of the Distribution Date. All contributions payable to the Bentley 401(k) Plan with respect to employee deferrals and contributions, matching contributions and other contributions for CPEX Participants through the Distribution Date, determined in accordance with the terms and provisions of the Bentley 401(k) Plan, ERISA and the Code, shall be paid by Bentley to the Bentley 401(k) Plan prior to the date of the Asset transfer described in subsection (b), above.
ARTICLE IV
HEALTH AND WELFARE PLANS
          Section 4.1 Health And Welfare Plans Maintained By Bentley Prior To The Distribution Date.
               (a) Establishment of Welfare Plans. Bentley or one or more of its Affiliates maintain health and welfare plans (the “Bentley Welfare Plans”) for the benefit of eligible Bentley Participants and CPEX Participants. Effective as of the Distribution Date, CPEX shall, or shall cause a CPEX Affiliate to, adopt, for the benefit of eligible CPEX Participants, health and welfare plans (collectively, the “CPEX Welfare Plans”).
               (b) Terms of Participation in CPEX Welfare Plans. CPEX (acting directly or through its Affiliates) shall use reasonable best efforts to cause all CPEX Welfare Plans, respectively, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to CPEX Participants, respectively, other than limitations that were in effect with respect to CPEX Participants as of the Distribution Date under the Bentley Welfare Plans, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a CPEX Participant, respectively, following the Distribution Date to the extent such CPEX Participant had satisfied any similar limitation under the analogous Bentley Welfare Plan.
               (c) Employees on Leave. Notwithstanding any other provision of this Agreement to the contrary, CPEX shall assume Liability for payment of any salary continuation, short term disability or health and welfare coverage with respect to CPEX Employees and Bentley shall have no further responsibility for such disabled employees or employees on approved leave after the Distribution Date.
               (d) COBRA and HIPAA. Effective as of the Distribution Date, Bentley shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to CPEX Participants who, as of the day prior to the Distribution Date, were covered under a Bentley Welfare Plan pursuant to COBRA. Bentley (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the Bentley Welfare Plans with respect to CPEX Participants. The Parties hereto agree that neither the Distribution nor any transfers of employment that occur as of the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, CPEX (acting directly or through its Affiliates) shall assume, or shall have caused the CPEX Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to those individuals whose employment is transferred directly from the Bentley Group to the CPEX Group, as of the Distribution Date, to the extent such individual was, as of the day prior to such transfer of employment, covered under a Bentley Welfare Plan.
               (e) Liabilities.
               (i) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance (including, without limitation, health, disability and workers’ compensation benefits), Bentley shall timely pay all premiums in respect of coverage of CPEX Participants in respect of the period before the Distribution Date and shall retain all claims incurred by the CPEX Participants prior to the Distribution Date, and CPEX shall cause Bentley not to have any liability in respect of any and all claims of CPEX Participants that are incurred under the CPEX Welfare Plans.
               (ii) Incurred Claim Definition. For purposes of this Section 4.1(e), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.
               (iii) Claim Experience. Notwithstanding the foregoing, the Parties (acting directly or through their Affiliates) shall take any action necessary to ensure that any claims experience under the Bentley Welfare Plans attributable to CPEX Participants shall be available to the CPEX Welfare Plans.
          Section 4.2 Time-Off Benefits. CPEX shall credit each CPEX Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such CPEX Participant had with the Bentley Group as of the Distribution Date. Notwithstanding the

above, CPEX shall not be required to credit any CPEX Participant with any accrual to the extent that a benefit attributable to such accrual is provided by the Bentley Group.
ARTICLE V
LONG-TERM INCENTIVE AWARDS
          Section 5.1 Treatment of Outstanding Bentley Options.
               (a) Treatment of Outstanding Bentley Option held by Bentley Employees Other than Spanish Employees.
               (i) Except with respect to Bentley Options held by Spanish Employees (each, a “Spanish Employee Option”), each Bentley Option that is outstanding immediately prior to the Distribution Date shall, as of the Distribution Date, be converted into a CPEX Option and an adjusted Bentley Option (a “Post-Distribution Bentley Option”) in accordance with the succeeding paragraphs of this Section 5.1(a).
               (ii) The number of shares subject to the CPEX Option shall be equal to the number of shares of CPEX Common Stock to which the option holder would be entitled in the Distribution had the shares subject to the Bentley Option represented outstanding shares of Bentley Common Stock as of the Record Date, the resulting number of shares subject to the CPEX Option being rounded down to the nearest whole share. The per share exercise price of the CPEX Option shall be equal to the product of (1) the Pre-Distribution Bentley Option Price multiplied by (2) a fraction, the numerator of which shall be the Initial CPEX Stock Price and the denominator of which shall be the Pre-Distribution Bentley Stock Price. The number of shares subject to the Post-Distribution Bentley Option shall be equal to the number of shares subject to the Bentley Option immediately prior to the Distribution Date. The per share exercise price of the Post-Distribution Bentley Option shall be equal to the product of (1) the per share exercise price of the Bentley Option immediately prior to the Distribution Date (the “Pre-Distribution Bentley Option Price”) multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution Bentley Stock Price and the denominator of which shall be the Pre-Distribution Bentley Stock Price.
               (iii) Prior to the Distribution Date, Bentley shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of the Post-Distribution Bentley Options (including in determining exercisability and the post-termination exercise period), a CPEX Employee’s continuous service with the CPEX Group (including applicable successors) following the Distribution Date shall be deemed continued service with Bentley. CPEX shall issue each CPEX Option under the CPEX Stock Plan with terms such that, except as otherwise provided herein, the terms and conditions applicable to the CPEX Options shall be substantially similar to the terms and conditions applicable to the corresponding Bentley Option, including the terms and conditions relating to vesting and the post-termination exercise period and including a provision to the effect that, for purposes of the CPEX Options, continuous service with the Bentley Group or CPEX Group (in each case, including applicable successors) from and after the Distribution Date shall be deemed to constitute service with CPEX.
               (iv) Except as otherwise provided herein, the CPEX Options and the Post-Distribution Bentley Options shall remain subject to the terms and conditions of the underlying Bentley Option as in effect immediately prior to the Distribution Date (taking into account changes in the identity of the employer, including for purposes of determining whether a change in control has occurred).
               (v) Upon the exercise of a CPEX Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) CPEX in accordance with the terms of the CPEX Option, and CPEX shall be solely responsible for the issuance of CPEX Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder, and for ensuring the remittance of such withholding taxes to the employing entity of such holder. Upon the exercise of a Post-Distribution Bentley Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) Bentley in accordance with the terms of the Post-Distribution Bentley Option, and Bentley shall be solely responsible for the issuance of Bentley Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.
               (b) Treatment of Outstanding Bentley Options held by Spanish Employees.
               (i) Each Spanish Employee Option that is outstanding immediately prior to the Distribution Date shall, as of the Distribution Date, be converted into an adjusted Spanish Employee Option (a “Post-Distribution Spanish Employee Option”) in accordance with the succeeding paragraphs of this Section 5.1(b).
               (ii) The number of shares subject to the Post-Distribution Spanish Employee Option shall be equal to the product of (1) the number of shares subject to the Spanish Employee Option multiplied by (2) a fraction, the numerator of which shall be the Pre-Distribution Bentley Stock Price and the denominator of which shall be the Post-Distribution Bentley Stock Price. The per share exercise price of the Post-Distribution Spanish Employee Option shall be equal to the product of (1) the exercise price of the Spanish Employee Option multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution Bentley Stock Price and the denominator of which shall be the Pre-Distribution Bentley Stock Price.

               (iii) Except as otherwise provided herein, the Post-Distribution Spanish Employee Options shall remain subject to the terms and conditions of the underlying Spanish Employee Option as in effect prior to the Distribution Date.
               (iv) Upon the exercise of a Post-Distribution Spanish Employee Option, regardless of the holder thereof, the exercise shall be paid to (or otherwise satisfied to the satisfaction of) Bentley in accordance with the terms of the Post-Distribution Spanish Employee Option, and Bentley shall be solely responsible for the issuance of Bentley Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax, for the satisfaction of all tax reporting requirements in respect of such exercise, for remitting the appropriate withholding amounts to the appropriate taxing authorities and shall be entitled to the benefit of any tax deduction in respect of the exercise of all such Post-Distribution Spanish Employee Options.
          Section 5.2 Treatment of Outstanding Bentley Restricted Stock Units.
               (a) Treatment of Outstanding Bentley Restricted Stock Units held by Bentley Employees other than Spanish Employees.
               (i) Except with respect to Bentley Restricted Stock Units held by Spanish Employees (each, a “Spanish Employee Restricted Stock Unit”) each Bentley Restricted Stock Unit that is outstanding immediately prior to the Distribution Date shall be converted, as of the Distribution Date, into a CPEX Restricted Stock Unit and an adjusted Bentley Restricted Stock Unit in accordance with the succeeding paragraphs of this Section 5.2.
               (ii) The number of CPEX Restricted Stock Units shall be equal to the number of shares of CPEX Common Stock to which the holder of Bentley Restricted Stock Units would be entitled in the Distribution had the Bentley Restricted Stock Units represented actual shares of Bentley Common Stock as of the Distribution Record Date, the resulting number of CPEX Restricted Stock Units being rounded down to the nearest whole unit. The number of adjusted Bentley Restricted Stock Units shall equal the number of Bentley Restricted Stock Units. All CPEX Restricted Stock Units and adjusted Bentley Restricted Stock Units shall become vested upon the date the Bentley Restricted Stock Units would have otherwise vested in accordance with the existing vesting schedule.
               (iii) Prior to the Distribution Date, Bentley shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of continued vesting of the adjusted Bentley Restricted Stock Units, a CPEX Employee’s continuous service with the CPEX Group following the Distribution Date shall be deemed continued service with Bentley. Except as otherwise provided herein, the terms and conditions applicable to the CPEX Restricted Stock Units shall be substantially similar to the terms and conditions applicable to the corresponding Bentley Restricted Stock Unit (taking into account changes in the identity of the employer, including for purposes of determining whether a change in control has occurred), including a provision to the effect that, for purposes of the CPEX Restricted Stock Units, continuous service of a Bentley Employee or CPEX Employee with any member of the Bentley Group or CPEX Group shall be deemed to constitute service with CPEX; provided, that, nothing in this Section 5.2(a) shall require the payment or crediting of dividends to holders of Bentley Common Stock or CPEX Common Stock.
               (iv) Upon the vesting of the Bentley Restricted Stock Units that are settled in shares of Bentley Common Stock, Bentley shall be solely responsible for the settlement of all Bentley Restricted Stock Units, regardless of the holder thereof, and for ensuring the satisfaction of the employee portion of all applicable tax withholding requirements on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder. Upon the vesting of the CPEX Restricted Stock Units that are settled in shares of CPEX Common Stock, CPEX shall be solely responsible for the settlement of all CPEX Restricted Stock Units, regardless of the holder thereof, and for ensuring the satisfaction of the employee portion of all applicable tax withholding requirements on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.
               (b) Treatment of Outstanding Bentley Restricted Stock Units held by Spanish Employees.
               (i) Each Spanish Restricted Stock Unit that is outstanding immediately prior to the Distribution Date shall, as of the Distribution Date, be converted into an adjusted Spanish Employee Restricted Stock Unit (a “Post-Distribution Spanish Employee Restricted Stock Unit”) in accordance with the succeeding paragraphs of this Section 5.2(b)
               (ii) The number of Post-Distribution Spanish Employee Restricted Stock Units shall be equal to the product of (1) the number of Spanish Employee Restricted Stock Units multiplied by (2) a fraction, the numerator of which shall be the Pre-Distribution Bentley Stock Price and the denominator of which shall be Post-Distribution Bentley Stock Price. All Post-Distribution Spanish Employee Restricted Stock Units shall become vested upon the date the Spanish Employee Restricted Stock Units would have otherwise vested in accordance with the existing vesting schedule.
               (iii) Upon the vesting of the Post-Distribution Spanish Employee Restricted Stock Units, whether settled in cash or in shares of Bentley Common Stock, Bentley shall be solely responsible for the settlement of the unit (including any attributable dividend equivalents) and for ensuring the satisfaction of all tax reporting and withholding requirements in respect of such settlement, for ensuring the remittance of such withholding taxes and shall be entitled to the benefit of any tax deduction in respect of the settlement of all such Post-Distribution Spanish Employee Restricted Stock Units.
          Section 5.3 Cooperation and Special Award Terms. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of Bentley Options, CPEX Options and Post-Distribution Spanish Employee Options and the settlement of Bentley Stock Units, CPEX Restricted Stock Units and Post-Distribution Spanish Employee Restricted Stock Units. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws. Each of the parties shall honor the terms of any agreement entered into before the Distribution Date with any employee of another party insofar as such agreement provides for accelerated vesting or the extension of the term of any Bentley Options, CPEX Options, Post-Distribution Spanish Employee Options, Bentley Restricted Stock Units, CPEX Restricted Stock Units or Post-Distribution Spanish Employee Restricted Stock Units.
          Section 5.4 SEC Registration. The Parties mutually agree to use reasonable best efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article V, to the extent any such registration statement is required by applicable Law.
          Section 5.5 Savings Clause. The Parties hereby acknowledge that the provisions of this Article V are intended to achieve certain tax, legal and accounting objectives as set forth in the Separation Agreement and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
ARTICLE VI
ADDITIONAL COMPENSATION MATTERS
          Section 6.1 Workers’ Compensation Liabilities. Except as provided in Section 4.1(e)(i), all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, at, before or after the Distribution Date by (i) any Bentley Employee or Former Bentley Employee shall be retained by Bentley, and (ii) by a CPEX Employee or Former CPEX Employee shall be assumed by CPEX.
          Section 6.2 Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income Tax deduction for the payment of such long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.
          Section 6.3 Director Programs.
               (a) Director Fees. Bentley shall retain responsibility for the payment of any fees payable in respect of service on the Bentley Board of Directors that are payable but not yet paid as of the Distribution Date, and CPEX shall not have any responsibility for any such payments (to an individual who is a member of the CPEX Board of Directors as of the Distribution Date or otherwise).
          Section 6.4 Certain Payroll, Bonus and Supplemental Plan Matters.
               (a) Payroll of Transferring Employees. In the case of an individual who transfers employment at the Distribution Date from Bentley to CPEX, CPEX shall be responsible for paying the entire payroll amount due to such individual for the first payroll cycle ending after the Distribution Date and for satisfying all applicable tax reporting and withholding requirements in respect of such payment; provided, that, Bentley shall reimburse CPEX for the gross amount of the payroll payment (i.e., including any applicable deductions) and for all tax withholdings remitted in respect of such portion of the payroll period ending before the Distribution Date. Bentley shall be entitled to the benefit of any tax deduction in respect of its payment for the portion of the payroll period ending before the Distribution Date.
ARTICLE VII
INDEMNIFICATION
          Section 7.1 General Indemnification. Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.
ARTICLE VIII
GENERAL AND ADMINISTRATIVE
          Section 8.1 Sharing Of Information. Bentley and CPEX (acting directly or through their respective Affiliates) shall provide to each other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans, to timely and accurately comply with and report under Section 14 of the Exchange Act, and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.
          Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, Consent or Governmental Approval.
          Section 8.3 Employer Rights. Nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Plans at any time within their sole discretion.
          Section 8.4 Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Bentley Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Bentley, CPEX or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.
          Section 8.5 Consent Of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such Third Party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.
          Section 8.6 Access To Employees. Following the Distribution Date, Bentley and CPEX shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Plan of the Bentley Group or CPEX Group is a party and which relates to their respective Benefit Plans prior to the Distribution Date. The Party to whom an employee is made available in accordance with this Section 8.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.
          Section 8.7 Beneficiary Designation/Release Of Information/Right To Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to CPEX Participants under Bentley Benefit Plans shall be transferred to and be in full force and effect under the corresponding CPEX Benefit Plans and Bentley Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant CPEX Participant.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Effect If Certain Events Do Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Effective Time, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed to in writing by Bentley on the one hand and CPEX on the other hand and no Party shall have any Liability or further obligation to any other Party under this Agreement.
          Section 9.2 Relationship Of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.
          Section 9.3 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties obligations under this Agreement may require Governmental Approval under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its reasonable best efforts to obtain.
          Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
To Bentley:
Bentley Pharmaceuticals, Inc.
Bentley Park, 2 Holland Way
Exeter, NH 03833

Attn: President
Facsimile: 603-658-6101
To CPEX:
CPEX Pharmaceuticals, Inc.
Bentley Park, 2 Holland Way
Exeter, NH 03833
Attn: President
Facsimile: 603-658-6101
          Either Party may, by notice to the other Party, change the address to which such notices are to be given.
          Section 9.5 Entire Agreement. This Agreement, the Separation Agreement, and each other Ancillary Agreement, including the Exhibits and Schedules thereto contain the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of the Separation Agreement (including amendments thereto) shall control.
          Section 9.6 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
          Section 9.7 Amendments. Subject to the terms of Section 9.8 of this Agreement, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
          Section 9.8 Termination. This Agreement (including Article VII (Indemnification) hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Bentley without the approval of CPEX or the stockholders of Bentley and it shall be deemed terminated if and when the Separation Agreement is terminated. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Bentley and CPEX. Notwithstanding the foregoing, this Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.
          Section 9.9 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. Except as provided in Article IX of the Separation Agreement, the Parties hereto irrevocably accept generally and unconditionally the exclusive jurisdiction and venue of the United States District Court for the District of Delaware.
          Section 9.10 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any Third Party is a necessary party to such controversy, dispute or claim), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement; provided, however, any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement as defined in this Agreement.
          Section 9.11 Consent to Jurisdiction. Subject to the provisions of Article IX of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (the “Delaware Court”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Delaware Court for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 9.4 of this Agreement shall be effective service of process for any action, suit or proceeding in the Delaware Court with respect to any matters to which it has submitted to jurisdiction in this Section 9.11. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding in the Delaware Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 9.12 Titles and Headings. Titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          Section 9.13 Counterparts. This Agreement may be executed in more than one counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
          Section 9.14 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.
          Section 9.15 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.
          Section 9.16 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
          Section 9.17 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.10 of this Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
          Section 9.18 Waiver of Jury Trial. SUBJECT TO SECTIONS 9.9, 9.10 AND 9.11 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING CONTEMPLATED BY SECTION 9.11 OF THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY

THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.18.
          Section 9.19 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
          Section 9.20 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
          Section 9.21 No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
          Section 9.22 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BENTLEY PHARMACEUTICALS, INC.
By:
Name: Richard P. Lindsay
Title: Chief Financial Officer

CPEX PHARMACEUTICALS, INC.
By:
Name: Robert Hebert
Title: Chief Financial Officer